EXHIBIT 10.32

Manufacturing Services and Supply Agreement

The Manufacturing Services and Supply Agreement (hereinafter referred to as the “Agreement”), made effective this 23rd day of May, 2001 (“Effective Date”), by and between:

INFOCUS Corporation, an Oregon corporation with principle place of business located at 27700B SW Parkway Avenue, Wilsonville, Oregon 97070 USA (herein referred to as “INFOCUS”); and

Flextronics Industrial (Melaka) SDN. BHD, a Malaysian corporation with principle place of business located at Lot 19/20, Kawasan MIEL, 75350, Melaka, Malaysia and affiliated companies (collectively referred to as “Flextronics”)

Both “INFOCUS” and “Flextronics” hereinafter collectively referred to as the “Party(s)”

RECITALS

A.            Whereas, INFOCUS is engaged in the design, manufacturing, marketing and worldwide sale of projection systems in the commercial market;

B.            Whereas, Flextronics is engaged in contract manufacturing of electronic products that have applications in the commercial and consumer markets.  Flextronics desires to manufacture, test and deliver on behalf of INFOCUS, projector products, service parts and accessories hereinafter referred to as “Products” and more fully described in the “Product Specification”.

C.            Whereas, INFOCUS desires to purchase the Products manufactured by Flextronics specifically for INFOCUS and Flextronics desires to sell said Products to INFOCUS, and perform certain engineering services related thereto, INFOCUS pursuant to the terms and conditions of this Agreement; and

D.            Whereas, INFOCUS has relied, and is relying, upon Flextronics stated expertise and experience in providing certain engineering services and manufacturing, testing and delivery of high quality complex electronic assemblies.

E.             Whereas, The Parties signed a Memorandum of Understanding dated 3/28/01 and this Agreement replaces that document.

F.             In the spirit of this agreement, INFOCUS will include Flextronics in any Request for Quotation (RFQ) for goods and services where applicable and provide for review requirements for goods and services that Flextronics could provide.  INFOCUS will solely determine the supplier selection criteria including but not limited to cost, technology, performance, and other competitive factors.  Flextronics agrees to work in a cooperative and professional manner with any new supplier selected by INFOCUS.

G.            Whereas, manufacturing of INFOCUS “Light Engines”, initially being consigned by INFOCUS to Flextronics, is anticipated.  Upon the initiation of manufacturing of Light Engines by Flextronics, both parties will review and update this agreement as required, in good faith.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, for other good and valuable consideration, receipt of which is hereby acknowledged and intending to be legally bound, INFOCUS and Flextronics agree as follows:

Article One - Definitions

Capitalized terms used in this Agreement shall have the meaning given to them below:

1.1           “Products” shall mean all data and video projectors and electronic circuit board assemblies (herein referred to as ECA’s), and parts of Products (herein referred to as Service Parts) and accessories with INFOCUS part numbers, manufactured to meet INFOCUS specifications as more fully described in the detailed Product Requirements Specification which INFOCUS may purchase from Flextronics under this Agreement.

1.2           “Non-Recurring Engineering Services and Deliverables” hereto called NRE Services is work performed by Flextronics in accordance with the terms and conditions of this agreement and meeting all specifications and milestone schedules contracted for on separate purchase orders on a project by project basis.  Non Recurring Engineering Services are generally one-time charges for engineering development, tooling, agency fees and samples more fully described in the Statement of Work and Development Schedules detailed in the individual Project Plans.

1.3           “Project Plan” shall mean the plan mutually developed and agreed to by INFOCUS and Flextronics for the purpose of preparing product and process for manufacture at Flextronics.  The Project Plan will include a Statement of Work and Development Schedule, and any other information required to guide the development activity, such as resource assignments and responsibilities.  These Project Plans will be developed on an as needed basis, but will generally be per Product Platform or Model to be manufactured by Flextronics.

1.4           “Product Platform” shall mean a family of products based on a similar architecture that will typically contain many common parts and Product Specifications (e.g., individual products within a platform will be based on the same technologies but may vary in resolution or features).  “Product Model” shall mean a specific group of products, which are highly similar in performance and features and will contain many common parts, but may vary in industrial design or minor features.  “SKU” shall mean a specific product with a unique Bill of Materials.  An example of a Platform/Model/SKU hierarchy would be the Barracuda platform/the LP350, LP340 and LP340B models/the thin-label OEM customer SKU’s thereof.

1.5           “Development Schedule” means the schedule for the design and development, manufacturing, test and qualification of Products for manufacture at Flextronics.  The Development Schedule shall include a Milestone and Payment Schedule detailing in project purchase orders certain significant events in the overall Development Schedule that allows the Parties to evaluate the status of the development and to make payments based on completion and acceptance of key tasks.

1.6           “Business Days” shall mean those days, from Monday through Friday, which are not declared as national holidays in the United States or Malaysia

1.7           “Calendar Days” shaft mean all days, Sunday through Saturday, which appear on the calendar from January 1 through December 31

1.8           “Product Requirements Specification” shall mean collectively but not limited to product performance specifications, product quality and agency requirements, new product introduction schedules, and shipping configuration.

1.9           “Quality Plan” shall include all documentation, processes and procedures agreed to by the parties necessary to manufacture, inspect and accept products, deliver and service the product.  The Quality Plan includes:  (a) IQA inspection and ECO control of material, (b) manufacturing and process procedures, and (c) manufacturing process control and quality control systems.

1.10         “Acceptance of Product” are the End-of-line audit (EOL) and Out-of-box audit (OOB) used by Flextronics as final acceptance for Products prior to shipping Products to INFOCUS.  Once First Customer Ship (FCS) has been authorized and dock-to-stock (DTS) status has been achieved for a product model, then final Acceptance of Product can occur at Flextronics manufacturing location.  INFOCUS will provide a FCS checklist and DTS approval process as part of the quality plan for each product model.

1.11         “Delivery Date” shall mean the Required Date on which Products shall be delivered to INFOCUS designated FOB point as specified on INFOCUS Purchase Orders.

1.12         “F.C.A. (Free Carrier) - Port of Export” shall mean point where seller has delivered goods, cleared for export and ownership and risk of loss has transferred to buyer.  Port of Export to be specified by buyer.

1.13         “Service Parts” shall mean Products or parts of Products, which Flextronics agrees to sell to INFOCUS for the purpose of providing service for the products.

1.14         “Special Tooling” means any unique tooling required to manufacture Products exclusively for INFOCUS.

1.15         “Prototype Products” means Products that have been tested by Flextronics and meet substantially all of the Product Specifications and have been provided to INFOCUS for correlation and verification testing against agreed to Specifications.

1.16         “Pilot Production Samples” means those parts submitted to INFOCUS quality department by Flextronics with required inspection data in order for INFOCUS to compare Pilot Production Samples against Product Requirements Specification, correlate Flextronics test reports with INFOCUS inspection data and approve for manufacturing,

1.17         Product and Process Documentation.  Documentation provided by INFOCUS, or developed by Flextronics to be used to manufacture products including:  BOM, AVL, Assembly drawings, Line layouts, process documentation, quality and inspection plans, test processes, packaging requirements, amongst others.

Article Two - Purpose and Term

2.1           Purpose.  The purpose of this Agreement is to set forth the terms and conditions under which, during the term hereof, Flextronics shall manufacture certain Products and participate in the Process Development of Products per Project Plans.  Upon successful qualification of Flextronics Pilot Production Samples, Flextronics will manufacture for INFOCUS, and INFOCUS may purchase, Products, Service Parts and Accessories.

Work specifically undertaken by Flextronics under this agreement, including all specific work, documents, designs, processes, etc will be used exclusively for the manufacturing and development of INFOCUS products, with strict adherence to the NDA referenced in this document.  Flextronics is free to build other similar type products for other customers, in any other Flextronics facility other than the one currently being utilized at the time to build INFOCUS Products.

2.2           Scope of Services to be provided.  Flextronics shall manufacture, assemble, test and deliver Products that meet agreed to Specifications provided by INFOCUS.  Flextronics will purchase material at lead-time per INFOCUS Approved Manufactures List (AML) necessary to manufacture Products per confirmed INFOCUS purchase orders.  It is INFOCUS intention to involve Flextronics in the supplier selection process.  Flextronics is responsible for all inventory management and quality control of materials used in the production of the Product.  Flextronics agrees to provide incoming inspection and obtained certificates of compliance (C of C’s) where appropriate to ensure that only parts conforming to the component specification are used to manufacture products for INFOCUS.  INFOCUS may consign certain key components including the component identified as the Optical Engine.  Special terms, conditions and responsibilities for consigned materials are described in Exhibit G.

Flextronics will be responsible for securing and maintaining sufficient plant & equipment and qualified assemblers, technicians and management to fulfill all obligations contained in the Agreement.  Flextronics will provide detailed manufacturing and quality plans that include description of all processes, equipment, data collection and reporting required to ensure INFOCUS Products will meet the agreed to Specifications.  Flextronics agrees to support Product launch activities with technical support on design for manufacturability and testability, agency documentation and compliance, quality and project management support.  If any requested Product launch support activity is to be considered as non-

standard New Product Introduction tasks by Flextronics, then any Non Recurring Engineering charges will be quoted separately.

2.3           Operating Model.  Both INFOCUS and Flextronics will appoint one or more program managers for its respective project activities to act as commercial and technical liaison with the other party.  Each party will assign appropriate personnel, as it shall deem necessary in its sole discretion; provided, however, that each party shall use its reasonable commercial efforts to perform the activities for which, by the terms of this Agreement, is responsible.  Both parties shall provide manufacturing, test and quality engineering support, if needed, at each others facilities as mutually agreed upon.

Flextronics agrees to work with INFOCUS to further develop the shared operating model in Exhibit E that includes cross-company processes in the following functional areas:  project management, supply chain planning, procurement, order management, manufacturing operations, logistics, quality control, documentation and ECO control, service operations and information technology (IT).

2.4           Term.  Subject to earlier termination as provided for in Article Eleven, herein, the term of this Agreement shall be from the date set forth above and continue until terminated by either party. . The terms and conditions hereof, except price, shall continue in force unless compelling reason is provided by either party for change, which shall be negotiated in good faith between the parties no more than once per year.

Article Three - Product and Process Development

3.1           Products or Deliverable items in the Product and Process Development phase include but are not limited to feasibility reports and design studies, analysis of specifications and creation of designs or modification to existing designs, creation of CAD design files, drawings, assembly and test documentation and bills of materials, fabrication and procurement of tooling, equipment and assembly and test fixtures, and delivery of engineering Prototypes and pilot production samples.  Flextronics will maintain all manufacturing processes, Product inspection and test documentation and software and make available to INFOCUS as requested.  For each Product Platform or Model to be manufactured by Flextronics, INFOCUS and Flextronics will mutually develop and agree to a Project Plan.  Flextronics shall, in a competent and professional manner, perform on behalf of INFOCUS, the non-recurring engineering services and provide all deliverable items described in any Statement of Work and contracted for on separate purchase orders, in accordance with the agreed to Development Schedules and, as applicable, shall develop Products that fully comply with the Specifications.

3.2           Non-Recurring Engineering fees and Capital Equipment Spending.  Each party will bear their own expenses necessary to comply with the Agreement except those expressly documented and agreed to in waiting or identified as part of the Milestone and Payment Schedule.  Flextronics to provide a detailed list of Non-Recurring Engineering (NRE) fees and Capital Equipment spending for custom equipment used to support the manufacturing of the Products.  INFOCUS agrees to review Flextronics request for cost sharing of initial project start up costs that are not part of the Flextronics standard manufacturing operations and negotiate a non-recurring fee for those start up costs that are unique to the manufacturing of the Product and specifically requested by INFOCUS.

3.3           Flextronics shall satisfactorily complete performance of the task listed in each Development Schedule (tasks are more particularly described in the applicable Statement of Work) and shall use its reasonable commercial efforts to adhere to the development deadlines and delivery dates set forth in each such Development Schedule, Flextronics, shall perform the tasks within its control, and / or deliver the items specified in each Development Schedule within ten (10) days after the applicable deadline specified in each such Development Schedule.

3.4           In exchange for Flextronics satisfactory and timely performance of the development tasks described in the Statement of Work in accordance with the Development Schedule, INFOCUS shall pay to Flextronics the sum set forth in the associated Milestone and Payment Schedule.  Each installment of the *

3.5           *  INFOCUS to solely determine acceptance of any goods or service provided.

3.6           In the event that Flextronics is for any reason within its control unable to satisfactorily complete any of the tasks listed in the Milestone Schedule, Statement of Work or provide Pilot Production Samples to INFOCUS in accordance with the Milestone Schedule that are determined by INFOCUS to be fully conforming to the agreed to deliverables, then INFOCUS reserves the right to terminate the specific Product Development Project after paying the acceptable tasks completed to date. .

3.7           Tools, Fixtures, Jigs and Equipment.  Tools, Dies, Jigs, Equipment and other miscellaneous items belonging to INFOCUS (hereinafter called “Production Tooling”) are being loaned to Flextronics for the manufacturing of Products covered in this agreement.  Flextronics to provide scheduled maintenance, calibration, and repair of all Production Tooling at a cost to be negotiated in good faith or amortized into the unit costs.  The full list of Production Tooling belonging to INFOCUS is shown in Exhibit H.

Flextronics agrees with INFOCUS on the following conditions:

a)             Any tooling paid for by INFOCUS shall be and remain the sole properties of INFOCUS.  In addition, any Production Tooling supplied and loaned to Flextronics shall remain the sole property of INFOCUS.  INFOCUS may require the return, or transfer to a third party this Production Tooling to which Flextronics shall comply.

b)            Flextronics shall maintain and repair these Production Tooling in good working condition at all times and shall be responsible for their safekeeping.  Where required, costs of upkeep and maintenance will be reviewed jointly and negotiated accordingly.

c)             Location for the use of Production Tooling must be specified to INFOCUS and there should not be a change of location without prior consent of INFOCUS.

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

d)            All Production Tooling shall not be rented out, sold or presented to third party and Flextronics shall not act in any manner that would infringe or may have the possibility of infringing the ownership of INFOCUS.

e)             Flextronics undertakes to maintain proper separate book records for Production Tooling belonging to INFOCUS and providing adequate certification that the Production Tooling belong to INFOCUS so that in the event of reorganization, bankruptcy or any other legal proceedings involving Flextronics, the Production Tooling will not be subject to seizure and can be returned to INFOCUS without any complications.

f)             In case of damage or loss of Production Tooling as a result of negligence on Flextronics part, Flextronics shall be responsible for replacement thereof.

g)            Any modifications, repairs that need to be done on the Production Tooling must be communicated to INFOCUS and its consent given before Flextronics can proceed with such modifications, repairs on the Production Tooling.

h)            Flextronics will obtain any and all export/import licences to import/export the Production Tooling into and from Singapore and Malaysia, during the term of and upon the termination or expiration of this Agreement.

i)              Assist in obtaining duty and sales tax exemption for the import/export of the Production Tooling into and from Singapore and Malaysia, during the term and upon the termination or expiry of this Agreement.

j)              Flextronics shall return the Production Tooling to INFOCUS in good working condition immediately when so required.

k)             X-Factory Software:  A standard off-the-shelf software product “X-Factory” will be modified to meet the specific needs of the INFOCUS line at Flextronics.  The customizations will be performed by IDS-Gintic, a 3rd party.  Flextronics shall pay IDS-Gintic directly for this customization and INFOCUS shall reimburse Flextronics for such payment.  INFOCUS shall have the right to move or re-deploy the basic X-Factory software along with the customizations, with INFOCUS having the responsibility of obtaining the appropriate basic license for such move or redeployment from X-Factory.  At INFOCUS request, Flextronics, agrees to transfer to INFOCUS all materials to permit INFOCUS to exercise the above rights, including the right to use and modify the customizations.

l)              Flextronics to abide by Intellectual Property requirements as called out in Article 14.2

3.8           IT Systems Support.  Flextronics agrees to facilitate the communication and system logic links of specific IT functions and data bases with INFOCUS systems including but not limited to quality and shop floor control systems, documentation and ECO control systems and inventory and order management systems.  Flextronics will conform to Information Technology best practices to ensure the security of intellectual property both residing at Flextronics and communicated externally to/from INFOCUS, and to conform to the service level agreement specified in Exhibit I.

Article Four - Production

4.1           Product Conformance.  All Products delivered by Flextronics to INFOCUS hereunder shall be in complete conformance with the Product and Process Documentation controlling the procurement, manufacture, test, packaging and preparation for shipment.  Products shall be tested and processed in accordance with the agreed to Quality and Manufacturing Plans.  “Product Requirements Specifications” are provided for reference only and will not be considered part of the acceptance criteria by INFOCUS.

4.2           Additional Products.  INFOCUS may add Products hereunder by submitting Product Requirements Specifications and forecasts to Flextronics.  Both parties shall negotiate pricing in good faith in a timely manner and all other terms and conditions contained herein shall apply to such Products.

4.3           Product Discontinuance.  During the term of this Agreement, Flextronics may not discontinue the manufacture of any Product or make any changes to any Product or manufacturing process therefore without the prior express written consent of INFOCUS.  If total production units fall below those in the cost model, INFOCUS agrees to review manufacturing location, pricing, and ongoing viability of this agreement in good faith.

4.4           Product Requirements Specification.  Product Requirements Specification (PRS) documents will be provided as required to support the development, procurement, manufacture, test, packaging, and preparation for shipment of the Products.  All PRS documents will be identified as “controlled documents” and will be maintained and revised according to procedures that conform to ISO9000 requirements at both Flextronics and INFOCUS facilities.  INFOCUS Document Control department will provide Flextronics with original PRS and supporting documents in hard copy and electronic format.  All working copies of specifications and uncontrolled documents, which may be used by Flextronics, are not considered the approved Specifications.  As specified in Project Plans, Flextronics will be responsible for the preparation of certain manufacturing and quality processes and procedures.  Upon approval, these documents will be come part of the Quality Plan, and subject to the same document control procedures as INFOCUS provided PRS documents.  In general, Flextronics will be responsible for developing product manufacturing and quality process procedures subject to INFOCUS approval.

4.5           Strategic and Non-Strategic Suppliers.  Flextronics will purchase materials to manufacture product for INFOCUS per the INFOCUS Approved Manufacturers List (AML).  Certain material and service providers will be identified by INFOCUS in Exhibit F as “Strategic Suppliers”.  For these Strategic Suppliers, INFOCUS will maintain strategic account management responsibilities, such as contracts, pricing, quality and business performance feedback and management, corrective and remedial action management, etc.  For these designated strategic suppliers, Flextronics shall, perform certain tactical duties, as directed by INFOCUS.  These duties shall generally include purchasing per the INFOCUS-supplier contract, performing incoming inspections, and tracking and providing supplier quality and business performance data per INFOCUS request.  For non-strategic suppliers, Flextronics will be responsible for all aspects of the supplier management, subject to the approval of the supplier by INFOCUS.

Article Five — Forecasts, Purchase Orders and PO Acknowledgments

5.1           Forecast Schedules.  In each month during this Agreement, INFOCUS will deliver to Flextronics a minimum of six (6) month forecast for the Product:  Two months forecasts and purchase orders are subject to the cancellation and rescheduling provisions of the Agreement for the current month and second mouth, and Four (4) months forecasts for the third through sixth months following the date of the forecast.  INFOCUS liability to purchase orders and forecasts will be limited to those called out in this agreement for finished goods, work in process, and materials on order or in stock.

These forecasts will specify Product Model and weekly quantities for the 1st 8 weeks of the forecast and the Product Model and monthly quantities for later portions of the forecasts.  INFOCUS does not agree hereunder to any minimum purchase amount over any part of the Term of this Agreement or make any representation as to the success of business, now or in the future.  All commitments for purchases of Products by INFOCUS hereunder shall be made only upon issuance of a Purchase Order pursuant to Article 5.3.

5.2           Weekly Releases.  On Wednesday of each week, INFOCUS shall provide a weekly release to Flextronics, which shall specify the subsequent week’s build and ship plan with quantity by SKU and ship-to location.  The Delivery Date shall be no later than the Friday of the week after (i.e., l1 business days from the release date).  Flextronics shall, within (3) three business day of receipt, acknowledge and honor, based upon material availability any INFOCUS Weekly Release.

5.3           Purchase Orders.  For the 1st 8 weeks, INFOCUS shall submit requirements for the Products on monthly blanket Purchase Orders, which shall contain the following information:  (a) SKU and description of the Products purchased, (b) quantity purchased; and (c) prices of the Products purchased.  All Purchase Orders issued by INFOCUS hereunder shall be governed exclusively by the Terms and Conditions of this Agreement.  Terms and conditions on the back of the INFOCUS purchase orders are not applicable.

5.4           Purchase Order Acknowledgments.  Flextronics shall, within three (3) business days of receipt, acknowledge and honor any INFOCUS Purchase Order for Products issued during the term of this Agreement which (a) requests Delivery Dates no earlier than the agreed upon lead time periods and (b) is otherwise in accordance with the terms and conditions of this Agreement.  Flextronics shall also use its best efforts to honor INFOCUS Purchase Orders for Products, the provisions of which do not fully comply with the terms of Article 5.3 and 5.5.

5.5           Lead Time (LT).  Flextronics agrees that delivery lead-time to procure raw materials, manufacture and deliver completed Products is forty-five (45) days.  Some raw materials have lead-times longer than forty-five calendar (45) days.  Lead-times for all key components and components that have (i) lead-time greater than 30 days, (ii) non-cancelable and non-returnable, or (iii) have Minimum Order Quantity will be identified in

Exhibit C.  The Parties agree that the total lead time stated as forty-five (45) calendar days shall equal the Flextronics raw material lead time (“A”) plus internal production lead time and outside processing (“B”) plus delivery lead time (“C”) of Product to FOB point in accordance with INFOCUS Purchase Orders.

Under this agreement, Flextronics is not required speculate on materials and will procure  all materials to the lead-times and in quantities of the forecast provided by INFOCUS.  INFOCUS liability for raw materials will extend to standard lead-time items where they cannot be consumed into production units when Flextronics has acted in proper fashion to secure materials per the latest forecast or purchase orders.  INFOCUS will also be liable for all materials called out in exhibit “C” where Flextronics purchased materials to extended lead-times as stipulated or in quantities listed plus cycle times.

“A” weeks             +              “B” weeks             +              “C” weeks             =              “X” weeks

Material LT                           Production LT                      Delivery LT                           Total LT

5.6           Purchase Order Flexibility.  Flextronics agrees to provide INFOCUS with maximum purchase order flexibility while limiting INFOCUS’ exposure to raw materials, work in process, and allowing INFOCUS delivery rescheduling of the Product necessary to maintain optimal finished goods levels.  Flextronics will purchase material at lead-time to support INFOCUS confirmed purchase orders.  Flextronics will also purchase long-lead components that have been agreed to by the Parties and shown in Exhibit C and support INFOCUS latest forecast.  In the event a confirmed purchase order is cancelled by INFOCUS then Flextronics agrees to use reasonable and diligent efforts to mitigate the cost to INFOCUS by disposing of any excess non-proprietary material though one of the following means; (1) where possible, re-allocating all common material for use by other Flextronics customers in other manufacturing facilities, (2) returning excess material to supplier, or (3) selling excess non-proprietary material to 3rd party where 3rd party will fully reimburse the original purchase price or if less than original purchase price is paid, then INFOCUS will pay the difference to Flextronics including agreed to material burden.

5.7           Purchase Order Flexibility.  Flextronics will provide INFOCUS the following flexibility for the (1st two months) Purchase Orders and (four months) forecast with the material liability referenced in Article 5.9

Reschedule & Cancellation Matrix

	Reschedule
Days*	Product	SKU	Cancellation

1-10	0%	0%	0%
11-20	0%	25%	0%
21-30	0%	50%	50%
31-40	0%	100%	100%
41+	100%	100%	100%

*Days = Business Days

INFOCUS may also request Flextronics to modify the delivery schedule of the Products at other rates; in such event both parties agree to accommodate the other’s request to the best of their ability.

5.8           PO Cancellation.  Furthermore, INFOCUS may cancel its orders in the following manner with material liabilities as per Article 5.9

Reschedule & Cancellation Matrix

	Reschedule
Days*	Product	SKU	Cancellation

1-10	0%	0%	0%
11-20	0%	25%	0%
21-30	0%	50%	50%
31-40	0%	100%	100%
41+	100%	100%	100%

*Days = Business Days

5.9           Overall Materials Liability.  In the event of INFOCUS cancellation of purchase orders where allowed by this agreement, decrease of forecasted materials for special or long lead-time inventory, cancellation of this agreement or any other event where Flextronics acting with prudent materials management techniques, and acting on agreed upon instructions from INFOCUS and through no fault of its own, Customer will pay Flextronics for Products, Inventory, and Special Inventory associated with attachment “C” affected by the cancellation as follows:  (i) 100% of the current price for all finished Products in Flextronics’ possession, (ii) 105% of the cost of all Inventory and Special Inventory in Flextronics’ possession and not returnable to the vendor or usable for other customers, whether in raw form or work in process, less the salvage value thereof, and (iii) 102.5% of the cost of all Inventory and Special Inventory (attachment “C”) on order and not cancelable, (iv) any vendor cancellation charges incurred with respect to

Inventory and Special Inventory (attachment “C”) accepted for cancellation or return by the vendor.

5.10         Allocation of shortage materials and factory capacity.  Flextronics agrees to fulfill all conforming INFOCUS purchase orders according to the terms of this Agreement.  In the event suppliers place certain components on allocation, Flextronics agrees to notify INFOCUS immediately and work diligently to assure proper allocations for INFOCUS production are achieved.

5.11         Control of Consigned Material.  By mutual written agreement, the parties may agree that INFOCUS purchase certain component parts (“Consigned Part”) in support of Flextronics solely for use in the production of Products for INFOCUS.  In the event of such agreement, Exhibit G will define the terms, conditions and responsibilities for these consigned materials including but not limited to INFOCUS visibility to inventory balances, inventory transactions and reconciliation, and Flextronics responsibilities for manufacturing shrinkage, damaged or lost inventory and FIFO control of Consigned Parts.

5.12         Performance Measures.  Both parties agree to track and measure the overall performance of the combined INFOCUS and Flextronics supply chains, and discuss mutual performance and corrective or remedial actions at periodic business reviews.  Key Performance Indicators and targets to be agreed upon, and to include measures of Quality, Flexibility, Delivery and Cost.

Article Six – Prices and Payment Terms

6.1           Prices.  Prices for all Products purchased during the term hereof shall be as initially set forth in the pricing schedule established in Exhibit A, hereto.  Purchases by any INFOCUS location shall be counted in determining price and quantity pursuant to Exhibit A.  Subsequent pricing shall be set in accordance with Article 6.4 and 6.5 hereof.

6.2           *

6.3           Most Favored Pricing.  From time to time, Flextronics shall offer to sell or sell any products comparable to the Products covered under this Agreement to any other customer at an overhead and profit structure which is lower for the same, substantially the same or a lesser quantity than the purchase price then in effect hereunder, Flextronics shall immediately notify INFOCUS in writing and the purchase price hereunder shall, from the date of such lower offer or sale, be reduced to such lower price for all comparable quantities including Backlog under orders not yet paid for by INFOCUS and under orders thereafter placed by INFOCUS.  Such benefits will only be extended if all business aspects remain consistent with that of INFOCUS including:  volume, material content to sell price ratio, flexibility model, warranty requirements, support and overhead requirements, and other contractual cost driving arrangements.

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

6.4           Price Review.  INFOCUS may further request a price decrease based on market conditions, manufacturing economies of scale, lower material costs, currency rate fluctuations, or any other reasonable factors at any time with formal price negotiations to be conducted every six (6) months at a mutually agreeable time and location.  Upon receiving such request, Flextronics will consider the proposal and negotiate a mutually agreeable resolution in good faith.  With respect to the initial products including LP340B, LP350V, C7 SVGA and C7 XGA, the parties expect, * .  Flextronics and INFOCUS agree to implement an aggressive price reduction program that targets specific areas of the Product that shall include but is not limited to a pass-through to INFOCUS of “Cost Savings” derived from manufacturing efficiency improvements, quality improvements and material cost savings.  Accordingly, Flextronics agrees to pass all cost savings to INFOCUS as price decreases for the Product realized in shipments to INFOCUS and based upon the incentive program agreed to by both parties.  INFOCUS achieved cost reductions will be implemented as soon as practical with cost savings being passed along consistent with the savings achieved.  Flextronics achieved cost reductions will remain with Flextronics for three (3) months as incentive, after which the cost savings will be passed along to INFOCUS.

6.5           Payment Terms.  Flextronics quotation for each Product is in US Dollar, F.C.A. (Free Carrier) — Port of Export * .  Flextronics to pay export taxes and provide all documentation necessary for INFOCUS to export the product.

All payments for undisputed invoices will be made by INFOCUS to Flextronics by wire transfer * .  The Parties agree to review all payment disputes in a timely manner and work to resolve each dispute in a mutually satisfactory manner.

6.6           Packaging.  Prices for Products include packing, labeling, part marking and cartage.  Flextronics agrees that all Product packaging shall comply with the specifications set forth in the specific packaging specification for the model to be shipped.  Flextronics may be asked to provide drawings / sketches of shipping containers and palletization plan for each product shipped to INFOCUS.  Flextronics shall use its best effort to ensure that all items delivered hereunder are packed in such a manner that they will not be damaged during shipment using commercial carriers.  Flextronics will comply with INFOCUS approved packaging specifications and will be liable for product damage caused by any failure to comply with the packaging specifications

6.7           Capital Equipment spending for commercially recognized equipment and software that may be required for electronic manufacturing and could be integrated as part of in-line assembly and test stations or located within the factory and is used to support an increase in manufacturing capacity or capabilities of the Products is to be considered part of Flextronics normal cost of business expenses.  Additional Capital Equipment required as determined by both parties to increase capabilities beyond those identified to support the initial manufacturing requirements which increase the cost base, will warrant a

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

subsequent review by both parties of the pricing formulas being utilized, and appropriate adjustment made.  Simply said, increasing capital equipment expenditures for commercially available equipment of similar types used by Flextronics to support current processes, capabilities and technologies should not have an impact on Product pricing.  Capital Equipment spending for commercially available product specific equipment (tooling, jigs, fixtures) and software that is agreed by both parties to be amortized within the price of Products sold to INFOCUS to be considered part of the Tooling described in the Manufacturing Rights provision in Article 13.  Any hardware, software, tooling or equipment purchased by INFOCUS through an NRE payment or amortization into product cost as an overhead fee, shall be the property of INFOCUS, and INFOCUS shall have the right to duplicate or relocate any such items, in so long as it does not impede Flextronics performance to this Agreement.  Tooling or NRE charges amortized into the unit price which are not fully depreciated at the end of the of the program will be the responsibility of INFOCUS, payment to be made within 30 days from the last shipments of the program that includes depreciation and prior to shipment to INFOCUS.

Article Seven - Delivery, Inspection and Product Acceptance

7.1           F.C.A. (Free Carrier) - Port of Export and Freight Forwarder.  The purchase price for Product(s), spare parts and accessories sold by Flextronics to INFOCUS will be quoted F.C.A. (Free Carrier) - Port of Export as specified by INFOCUS using freight forwarder specified by INFOCUS, in U.S. dollars.  Flextronics will be responsible for preparing each shipment, all export taxes and fees, providing supporting documentation for export clearance, required to deliver Products to F.C.A. (Free Carrier) - Port of Export.  Responsibility of seller for delivery of product is defined by ICC Incoterms 2000.

7.2           Early Delivery.  INFOCUS reserves the right, at its option and without liability, to (a) refuse to accept delivery of Products that are more than five (5) business days in advance of the agreed upon Delivery Date and, if delivered, to return such Products to Flextronics, at Flextronics expense, for subsequent Delivery to INFOCUS upon such Delivery Date, or (b) retain any early delivered Products and hold Flextronics invoice until the date it would otherwise have been due if Delivery had been made on the Delivery Date.

7.3           Critically Late Products.  Delivery Delays of products, releases hereunder which are scheduled for shipment by Flextronics more than seven (7) calendar days past the agreed to delivery schedule are considered critically late by INFOCUS.  At INFOCUS option, Flextronics shall pay the differential between the standard freight and premium air freight and any reasonable expedite charges to accelerate the delivery of critically late Product to INFOCUS receiving dock destination provided the Delivery Delay is substantially within the control of Flextronics.

7.4           Delivery Delays.  Flextronics will notify INFOCUS immediately of any issues arising that will prevent continuous flow of products to INFOCUS and work diligently to remedy those issues immediately.  Delinquent shipments will require corrective actions and review during the quarterly business reviews.  It is in Flextronics best interest to continue the timely flow of products through the factory and INFOCUS sole remedy for chronic delays should be to cancel this agreement.

INFOCUS may also deem chronic delays substantially within the control of Flextronics as a Material breach and thereby enable INFOCUS to terminate this Agreement pursuant to Article 11 if not corrected within 30 days of notification of potential breach

7.5           Quality Plan and Acceptance of Products.  INFOCUS quality target is to accept only Products fully conforming to the Product Requirements Specification.  INFOCUS responsibility is to provide proper manufacturing documentation and to approve Flextronics developed Manufacturing and Process and quality plan documentation to allow for the Product Specifications to be meet.  Flextronics to provide formal quality plan for each Product that includes manufacturing process and capability metrics, product certification, in process and final test procedures, data collection, data reporting and quality control procedures for the manufacturing process that could be used to accept / reject Products.  Flextronics agrees to provide INFOCUS access to process and quality data via web enabled , minimum of once per day of data and or transaction, with the goal being real time-web enabled access.  The Parties will mutually agree to the process and quality data format and content provided and timeline – target by Jan 1, 2002.

Quality plans must be agreed upon prior to initial production shipments.  Flextronics agrees to provide technical assistance to INFOCUS for implementing the quality plan including but not limited to building appropriate test fixtures (contracted as part of the product development process) for use at INFOCUS facility and correlating between INFOCUS and Flextronics test facilities.

7.6           Inspection and Process Verification.  Flextronics shall manufacture the Products to the Manufacturing and Process Documentation and quality control standards established by INFOCUS and mutually agreed to by the Parties.  Flextronics shall inspect all Products prior to shipment to INFOCUS to determine whether such Products meet the agreed upon process controls, test yields, End-of-line audits and Out-of-box audits.

INFOCUS may also perform specific incoming inspection and Out-of-box audits at INFOCUS facilities to determine whether such Products meet the agreed to Manufacturing and Process Documentation.  Such inspection tests shall be completed by INFOCUS within thirty (30) calendar days after receipt of Product at INFOCUS facility, and any Product(s) failing such incoming inspection tests shall be subject to corrective action and if found to be a workmanship defect, corrected by Flextronics as outlined in Article 7.7

It is the intention of the Parties to have final product acceptance done at the manufacturing site provided these activities can be implemented within a reasonable period of time after completion of pilot production on any given model including but not limited to:  (1) Products to be qualified by INFOCUS in accordance with corporate quality plan, (2) Equivalent test capabilities and methods are in place at Flextronics manufacturing location necessary to perform Environmental Stress Screening tests with good correlation to INFOCUS manufacturing parameters, and (3) INFOCUS has implemented a comprehensive source inspection program within the manufacturing location

INFOCUS alone shall determine if the Products meet such Quality Plans.  INFOCUS alone shall determine if the Products have successfully passed End-of-line audits and Out-of-box audits.  Failure of any Product to meet the Quality Plan shall solely determine INFOCUS right to reject such Products.

7.7           Source Verification.  INFOCUS or its authorized agent shall perform reasonable source verifications and quality assurance audits at Flextronics plant, but this shall in no way relieve Flextronics of its obligation to deliver conforming Products in accordance with specified Delivery Dates or waive INFOCUS right of incoming inspection and acceptance tests at destination as set forth in Article 7.6.  Source verifications shall be made at a time agreed upon by both parties.  Flextronics agrees to provide a suitable office space within the Flextronics manufacturing facility with telephone and IT network capabilities for two (2) INFOCUS employees or INFOCUS designated representatives.

7.8           Request for RMA.  If INFOCUS believes that any shipment lot of the PRODUCT has failed the incoming inspection or should be rejected by INFOCUS due to defects in workmanship as specified in the manufacturing and process documentation, INFOCUS will give Flextronics a written notice, giving sufficient details of such failure or rejection.  In such an event, Flextronics will be entitled to receive at its expense, a reasonable number of samples of failed PRODUCT to enable Flextronics to make its own inspection.  Return Material Authorizations (“RMA”) will be provided within two (2) business days of an INFOCUS request.  In the event that Flextronics disagrees with INFOCUS rejection or judgment that a given lot has failed inspection for defects attributed to workmanship, the parties will meet immediately (in person or telephonically) to, in good faith, discuss and resolve the disagreement.

Should a lot be rejected, Flextronics and INFOCUS will agree upon one of the following remedies at INFOCUS’ sole option, which will be carried out by Flextronics within ten (10) calendar days.

(i)            Repair the defective units on site at INFOCUS at Flextronics expense.

(ii)           Return product or subassemblies freight prepaid, to Flextronics for repair.

(iii)          * units of the PRODUCT, which are non-conforming, and which INFOCUS chooses to make repair.

Because of critical customer shortages, Parties may agree solely at INFOCUS option to repair the defective product at an INFOCUS facility.  The Parties will agree to the necessary repairs to bring the Products into compliance with the Manufacturing and Process Documentation.

7.9           Credit for returns.  INFOCUS is authorized to take an immediate credit for defective Product if it has already paid for said Product and once an RMA is issued.  Flextronics may re-invoice the Product when it is repaired or replaced.  After Flextronics has issued

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

the credit or INFOCUS has taken a credit for the rejected Product, Flextronics may request INFOCUS to return the Product to any location at Flextronics own cost.

7.10         Replaced Products.  Flextronics reserves the right, at its discretion, to promptly repair or replace Product found to be defective or Product found to be missing components or accessories, with new Product shipped to INFOCUS facility entirely at Flextronics expense.  Any Product returned to Flextronics will be returned to INFOCUS facility within thirty (30) calendar days of Flextronics receipt.  INFOCUS may cancel the replacement purchase order for any unit not returned within thirty (30) calendar days.  In the event a specific Product is repaired and fails incoming inspection again; parties will meet to discuss the failure and determine if it is required to be replaced with new Product or repaired.  All Products replaced by Flextronics hereunder shall be subject to INFOCUS inspection and acceptance in accordance with the provisions of this Article 7 including full warranty upon acceptance by INFOCUS.

Article Eight - Warranty

8.1           Express warranty.  In addition to the acceptance procedures described in Article 7 above, Flextronics hereby warrants that each Product including service parts, accessories and lamps supplied hereunder are free and clear of all liens, encumbrances, security interests and other claims, and further warrants from the time of delivery for six (6) months, (“Warranty Period”) thereafter will be:

(i)            manufactured in accordance with the agreed to Manufacturing and Process Documentation free from defects in workmanship.

(iii)          all material used to manufacture the Products has been inspected using reasonable commercial practices and is conforming to the agreed to IQC standards.

8.2           INFOCUS Warranty Obligation for the Product.  INFOCUS agrees to provide both In and Out of warranty servicing of the Product worldwide that are returned to INFOCUS or an Authorized Service Center (ASC) for repair.  The repair process for In Warranty servicing called “Same Unit Repair” is where the customer owned product is repaired and returned per contract terms.

INFOCUS will be responsible for “customer” side of the warranty repair process including but not limited to these activities;

(a)           technical support,

(b)           issuing return material authorizations (RMA’s),

(c)           freight to and from the customer,

(d)           validating warranty entitlement,

(e)           receiving and inspecting RMA return for customer damage,

(f)            technician initial diagnosis and repair,

(g)           replacing defective components and materials,

(h)           returning defective components and materials, except optical engines provided by INFOCUS, to Flextronics for repair or replacement.  (This process step to be more fully described below),

(i)            Repacking and shipping repaired Product to customer.

8.3           Flextronics Warranty Obligation for the Products shipped to INFOCUS.  In addition to the expressed warranties stated above, Flextronics agrees to repair or replace all defective components and materials, except the optical engines provided by INFOCUS, returned by INFOCUS from the warranty repair process.  Flextronics is not obligated to repair or replace customer damaged or lost components and materials.  If any component failure rate exceeds 2%, parties will work together with supplier to obtain replacement materials to be provided by supplier and if not materials will be paid for by INFOCUS.  If any single component failure causes collateral material damage to other components or the product as a whole, materials will be paid for by INFOCUS, so long as components meet Manufacturing and Process Documentation as provided in Section 7.5 Flextronics will repair or replace defective components and materials within thirty (30) calendar days after receipt at Flextronics designated repair depot.  INFOCUS will provide appropriate level of documentation including product serial number and statement of defect condition.

INFOCUS or an ASC while making repair on customer owned products will replace defective components and materials with new components and materials supplied from INFOCUS services parts inventory.  INFOCUS will aggregate defective components and materials within the regional business units and request RMA instructions from Flextronics on a monthly basis.  Flextronics will provide RMA numbers and shipping instructions within three (3) working days after INFOCUS makes a formal request.  INFOCUS will pay shipping costs.

INFOCUS agrees to work with Flextronics on any pass through warranty claims to the component manufacturer or material provider by making introductions and providing supporting documentation.  Flextronics will not be held responsible and the product rejection will not attributed to Flextronics when calculating quality data and reports.

It is the intent of Flextronics to establish a repair service center in North America and Europe, to eliminate the need to freight returns to and from Malaysia.  Operational Date to be established during 1st QBR, July 2001.

8.4           INFOCUS will provide a quarterly summary report showing all repairs made during the period.  The report will include; model number, model serial number, completion date of warranty service, description of failure conditions, parts required to make repair for each In-Warranty repair.  Flextronics agrees to actively participate in the review and corrective actions required.

8.5           Should Flextronics become aware of any quality issues, design or manufacturing defect, or other issues, whether Flextronics or supplier-related, which may impact Flextronics compliance with the Product Specifications hereunder, then Flextronics will promptly notify INFOCUS of the nature of such issues and provide the known technical details.  INFOCUS reserves the right to suspend product shipments until resolution of above issue.

8.6           No Defect Found.  If Flextronics is unable to find any defect, or reproduct a malfunction, (a “Defect”) in a component or material returned by INFOCUS under warranty after using reasonable efforts to do so, the parties shall cooperate in good faith to find the cause of such Defects and take remedial measures.  INFOCUS will use reasonable commercial efforts to ensure that only “known defective” Products are returned to Flextronics as part of a warranty claim.  Parties to agree to a reasonable quantity of “No Fault Detected” returns that are inadvertently returned to Flextronics as a percentage of all returns for a given model.  INFOCUS agrees to reimburse freight costs associated with NDF returns for any quantity exceeding the agreed to percentage.

8.7           Epidemic Failure.  It at any time prior to six (6) months after the delivery date by Flextronics of a lot, three and one half percent (3.5%) or more of the Product should fail for any cause; and if such failure(s) should appear to have resulted from the workmanship, components or materials, or improper manufacture or assembly of the Product (hereinafter called “Epidemic Failure”), INFOCUS will promptly inform Flextronics of the nature of such failure, providing the known technical details at that time, and INFOCUS and Flextronics agree to diligently work together in good faith to promptly resolve these issues.  This warranty shall survive any inspection, delivery, or acceptance of the Products or any payment for the Products by INFOCUS

8.8           If the cause of such Epidemic Failure is Flextronics’ workmanship, or improper manufacture or assembly of the Product as specifically defined in the Manufacturing and Process documentation, then Flextronics will accept responsibility for the epidemic failure of the Product and work with INFOCUS in a proactive and professional manner to remedy the situation and minimize adverse impact to INFOCUS customers.  The Parties will work together on a recovery plan that addresses the repair and replacement of the affected Product within a reasonable time frame and allocates the cost to carry out the recovery plan based on degree of responsibility.  Flextronics agrees to reimburse INFOCUS for cost of any epidemic failure not to exceed $60.00 per unit per product, associated with the epidemic failure, if INFOCUS chooses to repair the defects at its own facilities or ASC.  Or, Flextronics will accept return of defective Products, repair products and pay shipping costs to INFOCUS distribution location.

8.9           Flextronics agrees that the terms and conditions of this warranty will be no less favorable to INFOCUS than those extended by Flextronics to any other purchaser of the similar Products for customers who’s terms and conditions of business are substantially similar.  Any limitations contained in this Article 8 will not serve to limit Flextronics legal liability to INFOCUS for product liability as specifically called our in this contract.

8.10         The Parties will mutually agree to any public disclosure of the epidemic failure or product recall notification.

Article Nine – Service Parts

9.1           Service Parts.  During the term of this Agreement Flextronics shall supply INFOCUS under separate purchase orders with Service Parts for the purpose of enabling INFOCUS and its customers to supply and maintain Products purchased hereunder.

All service parts to have permanent part marking with INFOCUS part number and manufacturing date code using INFOCUS UPC barcode standard as defined in Service Part Requirements documentation.  Smaller parts may require ‘bag and tag’ part marking.  INFOCUS service organization to list of service parts required for each model and INFOCUS to issue purchase order to Flextronics for the procurement of said parts.

9.2           Availability of Service Parts.  For the models of the Products purchased by INFOCUS from Flextronics, Flextronics and make available under separate purchase orders, concurrently with the Product, suitable replacement parts (hereinafter referred to as the “Service Parts.  INFOCUS will provide rolling six (6) month forecast for all service parts and purchase these service parts at lead-time.  Flextronics will provide pricing and lead-time for all service parts identified by INFOCUS customer service department.

Service parts that are provided by Flextronics as a “purchased part” from a 3rd party supplier will be sold to INFOCUS at cost plus markup percent to cover handling costs, purchase order administration and profit.  Service parts that are “manufactured parts” by Flextronics with value add (labor costs) will be sold to INFOCUS at actual costs including material cost and labor plus mark up percent to cover handling costs, purchase order or work order administration and profit.  Service Parts that are ordered concurrently while a product is in production will have a lower markup percent then Service Parts that are ordered after discontinuance of mass production of a product or model.  Service Parts that are forecast and ordered after discontinuance of mass production of a product or model will be prices based on actual costs for the lost size ordered.

*

9.3           Flextronics will promptly notify INFOCUS in writing whenever a spare part manufacturer announces “end-of-life” for a spare part.  Flextronics will facilitate INFOCUS purchase of estimated requirements for said part(s) beyond the period of time in which Flextronics is required to stock parts for ongoing production requirements.  INFOCUS and Flextronics will work in a cooperative effort to determine the most economic order quantity and when to make last time buys for purchased parts and manufactured parts based on such factors as cost to manufacture, component and material availability and inventory carrying costs.

9.4           In so far as alternative service parts are identical to or better than the original service parts in respect of performance, reliability, do not affect appearance, structural dimensions and/or interchangeability or service parts, Flextronics may supply alternative service parts only with the approval of INFOCUS.

9.5           Subject to termination conditions in Section Eleven (11), Flextronics will offer a last time buy opportunity for all Service Parts for all Products purchased by INFOCUS over the term of this Agreement.  Within forty-five (45) calendar days after notice of termination of this Agreement and upon offering the last time buy opportunity then Flextronics will

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

have no other obligation to provide Service Parts to INFOCUS.  Flextronics will use reasonable commercial effort to make the Service Parts available at the least cost possible for standard delivery lead-times.  Flextronics will also make introductions to the 3rd party suppliers of these Service Parts as requested by INFOCUS so INFOCUS could continue to purchase these parts as required.

Article Ten - Product Changes

10.1         Flextronics Changes.  Flextronics shall not make any changes that affect the form, fit or function of any Product, tooling or specifications without the prior written approval of INFOCUS.  Upon approval by INFOCUS such changes shall be documented and incorporated into the Product Specifications and Manufacturing and Process documents.  In addition, Flextronics may not change Flextronics manufacturing site or process for Products or an INFOCUS specification part component supplies (plastic, PCB, etc.) manufacturing site for purchased materials without the prior written approval of INFOCUS.  Flextronics is encouraged to initiate such change requests for the purposes of improving cost, quality, delivery or flexibility.  In the event of such change requests, Flextronics will provide INFOCUS documentation detailing the changes and justifications, and INFOCUS shall use reasonable commercial efforts to evaluate the requests and not unreasonably withhold approval.

10.2         INFOCUS Changes.  INFOCUS reserves the right at any time to change any one or more of the Product specifications or to specify new Products to be produced hereunder.  In the event of such specification changes, Flextronics will provide INFOCUS documentation sufficient to INFOCUS to justify any price changes, whether increases or decreases, and any Delivery date or lead-time changes.

Such new Products or modified Products shall be counted in determining price and quantity pursuant to Exhibit A.

INFOCUS will pay for all Materials rendered excess or obsolete, due to any accepted change (ECO) per the materials liability clause as stated in Article 5.9

Article Eleven - Termination

11.1         Termination For Cause.  INFOCUS may terminate this Agreement with the specified materials liability as called out in Article 5.9 of this agreement, effective upon written notice of termination to Flextronics in any one of the following events:

(a)           Flextronics materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach by INFOCUS; or

(b)           causes set forth in Article 15.6 delay Flextronics performance for more than thirty (90) days; or

(c)           a petition for relief under any bankruptcy legislation is filed by or against Flextronics, or Flextronics makes an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial portion of Flextronics assets, and such petition, assignment or appointment is not dismissed or vacated within thirty (30) days or

11.2         Termination Without Cause.  INFOCUS or Flextronics may terminate this Agreement, in whole or in part, at any time without cause upon 90 days written notice to either party.  Upon receipt of such notice, unless otherwise directed by INFOCUS, Flextronics shall (1) stop work pursuant to this Agreement to the extent specified in INFOCUS notice, (2) terminate all subcontracts and orders that relate to terminated work, (3) place no further orders for materials, and (4) complete the work in progress for non-terminated work which is not subject to this Agreement in accordance with the provisions of the governing Agreement.  INFOCUS will be liable for all materials as called out in Article 5.9 of this agreement.

11.3         INFOCUS Liability Upon Termination.

In the event INFOCUS terminates this Agreement with or without cause,

INFOCUS liability shall be limited to work property continued pursuant to Article 11.2, INFOCUS shall have the right to audit Flextronics records relating thereto.

(b)           Material Liabilities as called out in Article 5.9

(c)           Any and all tooling or capital costs previously agreed to in writing, to amortize into the unit prices, and not fully depreciated as called out in Article 3.2, 3.7, and 3.8.

11.4         Survival.  The provisions of this Agreement, shall, to the extent applicable, survive the termination hereof.

Article Twelve – Manufacturing Rights

12.1         Manufacturing License.  Except for inventions, discoveries and improvement arising out of the utilization of Flextronics own intellectual property relating to all aspects of process technology which shall be own solely by Flextronics, INFOCUS shall own all rights in the intellectual property associated with the Products including, without limitation, specifications, process documentation, test/manufacturing equipment furnished or specified by INFOCUS, and all technology, trade secrets, and know how attending the Products and the manufacturing and testing thereof.  Upon expiration or termination of this Agreement for cause or upon INFOCUS exercise of its manufacturing rights Flextronics shall, at INFOCUS request, promptly deliver to INFOCUS all “Tooling” described as component fabrication, manufacturing and assembly tooling, test fixtures and jigs, documentation and procedures, software programs and other relevant information necessary for INFOCUS to manufacture the Products.  INFOCUS shall be responsible for reasonable freight costs from Flextronics manufacturing facilities.  Flextronics shall be responsible, at its sole expense, for dismantling and packaging the Tooling so that Tooling is delivered in good order and ready for shipment.  Upon request by INFOCUS, Flextronics shall promptly deliver to INFOCUS, copies of all design documents.

Article Thirteen – Indemnification

13.1         Patent Indemnity.  Flextronics agrees to the extend that any suit, claim or proceeding arises due to Flextronics supplied technology, designs, parts, processes or know how, at Flextronics’ expense, to defend and indemnify INFOCUS and its customers in any suit, claim or proceeding brought against either, alleging that Flextronics supplied technology related to process or manufacturing hereunder infringes any patent, copyright, Intellectual Property or other proprietary right, provided Flextronics is promptly notified with 10 business days, given assistance required, and permitted to control the defense and or negotiation for settlement.  Further, Flextronics agrees to pay any judgment in such suit claim or proceeding, including reasonable attorneys’ fees, but Flextronics shall have no liability for settlement or costs incurred without its consent.  In the event INFOCUS or any of its customers is enjoined from using, leasing or selling any Product, Flextronics shall, at its option and expense (a) obtain the right to enable such use, lease or sale, or (b) modify the design of the Product so that it no longer infringes, but remains substantially equivalent, or as a last resort (c) substitute substantially equivalent non-infringing Products. If none of the foregoing can be accomplished within a reasonable time, Flextronics shall accept a return form INFOCUS of the infringing Products and fully refund to INFOCUS the original purchase price paid therefore by INFOCUS.

13.2         Process Indemnity.  Flextronics shall, at its expense, defend and indemnify INFOCUS and its customers in any suit, claim or proceeding brought against either alleging that Flextronics design or manufacture of any Product was the cause of any damage or injury to the person or tangible property of any third party, provided Flextronics is promptly notified, given assistance required, and permitted to direct the defense.  Further, Flextronics agrees to pay any judgment in such suit, claim or proceeding, including reasonable attorney’s fees, but Flextronics shall have no liability for settlement or costs incurred without its consent.

Article Fourteen – NDA, Intellectual Property and Secrecy Agreement

14.1         Confidentiality Agreement.  INFOCUS and Flextronics signed a mutual Confidentiality Agreement dated 2/1/01.  Furthermore, the Manufacturing Agreement between INFOCUS and Flextronics Melaka (formerly Dovatron International) was signed on 6/25/96.  The Manufacturing Agreement contains provisions for non-disclosure of proprietary and confidential information and assignment of this agreement to any successors.  While the terms of this Agreement shall take precedence, these confidentiality agreements shall continue in effect and become part of this Agreement.

14.2         INFOCUS Rights.  INFOCUS shall own all rights in the intellectual property associated with the Products including, without limitation, specifications, process documentation, test/manufacturing equipment furnished or specified by INFOCUS, and all technology, trade secrets, and know how attending the Products and the manufacturing and testing thereof.

14.3         Flextronics Rights.  Flextronics acknowledges and agrees that it shall obtain no ownership interest in any of the technology, trade secrets, or know how attending the Products, Key components and the manufacturing and testing thereof, or in any of the components delivered by INFOCUS except that Flextronics shall obtain title to any such components purchased by Flextronics. , without limiting the generality of the foregoing, including without limitation, Flextronics shall at all time retains it ownership in its own intellectual property, process technology, trademarks, copyrights, trade secrets and know-how.

14.4         Protection.  Flextronics shall take appropriate measures to protect INFOCUS proprietary rights in the Products, component parts and designs and INFOCUS trademarks, copyrights, patents, trade secrets and know-how relating to the Products.

14.5         Non-Use.  Flextronics shall not use or disclose any INFOCUS intellectual property except in furtherance of the Project and in accordance with the terms of this Agreement.  Flextronics shall not directly or indirectly reverse engineer any components for the Products supplied by INFOCUS.

14.6         Confidentiality.  Both Parties agree to maintain all information and intellectual property provided by either party in confidence and not to disclose such information to any other person or use such information for any purpose other than in connection with this Agreement, without either party prior written consent.

14.7         Secrecy Agreement.  INFOCUS shall provide Flextronics with Know How list in Exhibit D, including trade secrets, designs, equipment, technologies, processes and inventions associated therewith, all in accordance with this Agreement.  INFOCUS is providing the Know How to Flextronics for the sole purpose of allowing Flextronics to perform its obligations under this Agreement.  Except as specifically provided in this Agreement, Flextronics shall have no right to use or deal in any way with the Know How.  Nothing in this Agreement shall be interpreted or construed as granting Flextronics any ownership interest in or rights to the Know How and Flextronics hereby acknowledges that the Know How and all modifications or improvements thereto, constitute the sole and exclusive property of INFOCUS.  Flextronics acknowledges and agrees that it shall obtain no ownership interest in any of the technology, trade secrets, or know how attending the Products.  Furthermore, Flextronics represents and warrants that it has appropriate agreements in place with all its employees, consultants, contractors and suppliers, providing for non-disclosure and non-use of the INFOCUS Know-How, and that Flextronics will enforce such agreements to the fullest extent in order to protects the INFOCUS Know How from misuse.

During the term of this Agreement Flextronics agrees not to provide final assembly “Box Build” of projector products for any direct competitor of INFOCUS at the same Flextronics manufacturing facility used to manufacture INFOCUS Products.  Upon termination of the Agreement, Flextronics agrees to not provide final assembly “Box Build” of projector products for any direct competitor of INFOCUS for a period of 3 months from the same facility as that used for the production of INFOCUS Products.

Article Fifteen – General Provisions

15.1         Technical Assistance.  Flextronics agrees to provide technical assistance to INFOCUS in effecting resolutions to Product quality problems encountered by INFOCUS.  In addition, Flextronics agrees to maintain failure analysis data on all Products returned to Flextronics for repair or replacement and to make such analysis available to INFOCUS upon INFOCUS request.

15.2         Responsibilities of the Parties.  Except as provided in this Agreement, each of the parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of partner of the other party hereto.  Subject to the terms and conditions of this Agreement, each party shall, at its sole discretion, choose the means to be employed and the manner of carrying out its obligations hereunder.

15.3         Assignment.  Except for assignment with Flextronics affiliates and subsidiaries, Flextronics shall not assign any of its rights or obligations under this Agreement to any person without the prior written consent of INFOCUS.  Any purported assignment in violation of this provision shall be void.  INFOCUS shall have the rights to assign this Agreement with the prior consent of Flextronics, for financial review not to be unduly withheld.

15.4         Release of Information.  Neither party shall publicly announce the terms or existence of this Agreement or advertise or release any publicity in regards to this Agreement without securing the prior written consent of the other party, which shall not be unreasonably withheld.

15.5         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed valid and sufficient if delivered in person, dispatched by regular mail or delivered by fax (provided the original is thereafter promptly dispatched by regular mail) to the following:

To INFOCUS:                       In Focus Systems, Inc.
27700B SW Parkway Avenue
Wilsonville, Oregon 97070 U.S.A.

Attention: Legal Department

Fax Number: (503) 685-8838

To Flextronics:                      Flextronics Industrial (Melaka) SDN.BHD
Lot 19/20, Kawasan MIEL,
75350, Melaka, Malaysia

Attention:  Michael Ng, General Manager

Fax Number: 60-6

15.6         Force Majeure.  With the exception of payment for Product delivered in conformance with this Agreement, each party shall have no obligation or liability whatsoever arising out of or in connection with any delay or failure to perform any of its covenants or obligations under this Agreement, or any loss or damage incurred by the other party as a result thereof, if such delay or failure is caused, in whole or in part, either directly or indirectly, by act of God, fire, war, riot, civil insurrection, accident, embargo, governmental priority, strikes or other labor trouble, order of any court or government, or any other occurrence, act, cause or thing beyond the control of that party.  In the event that such a delay by Flextronics continues for more than thirty (90) days, INFOCUS may, at its sole option, either (a) terminate this Agreement under Article 12.1 including the provisions of 5.9, or (b) suspend its obligations under this Agreement during the period of delay and cancel outstanding delinquent Purchase Order subject to Article 5.9

Flextronics to maintain their disaster recovery plan (Exhibit J) in a sufficient manner to minimize disruption to INFOCUS business at the current monthly shipping rates.  The Parties agree to review the disaster recovery plan every six (6) months as part of the quarterly business review (QBR) process.  In any case of Force Majeure, both parties will seek to use another Flextronics facility as 1st remedy.

15.7         Disclaimer of Damages, Warranties, and Liabilities.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST REVENUES OR PROFITS) ARISING OUT OF ANY BREACH OF THIS AGREEMENT, OTHER THAN SUCH DAMAGES ARISING OUT OF ANY BREACH RELATING TO CONFIDENTIAL INFORMATION, INVENTIONS OR INTELLECTUAL PROPERTY RIGHTS.

EACH PARTY HEREBY DISCLAIMS ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Other than as may be provided herein, each party shall be liable for any cost, expense or liability incurred by it in the performance, and in anticipation of the performance, of its obligations under this Agreement.

15.8         Insurance.  Flextronics shall maintain adequate casualty and loss insurance with a reputable insurance company reasonably acceptable to INFOCUS for all risks at replacement cost of INFOCUS’ tooling, fixtures and equipment at Flextronics facilities and Flextronics supplier’s facilities.  The insurance amount shall cover the actual value of all inventory including material, work-in-process and finished goods, tooling and fixtures currently in use.

Flextronics shall provide INFOCUS with documentation of its insurance coverage… Flextronics shall exercise due diligent to renew the insurance policy upon its expiry.  Flextronics shall assign all proceeds for any causality claims under the foregoing to INFOCUS.  Flextronics shall pay cost of liability insurance at any Flextronics facilities and for any potential liability of Flextronics

15.9         Compliance with Laws.  Flextronics agrees to comply with, at its expense, all applicable Federal, State and local laws, regulations and ordinances necessary to permit the manufacture, sale and distribution of the Products, the importation of components from INFOCUS, and the exportation of finished Products to INFOCUS.  Flextronics shall promptly notify INFOCUS in writing of any charge of non-compliance raised against INFOCUS or Flextronics during the execution of this Agreement.

15.10       Headings.  The headings and titles of the Articles and Sections of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision.

15.11       Modifications of this Agreement.  This Agreement, together with the other Definitive Agreement(s) and the Exhibits thereto, sets forth the entire understanding and agreement between the parties as to the subject matter hereof and thereof and supersedes any previous communications, representations or agreements, either oral or written, with respect to the subject matter hereof or thereof.  The English-language version of this Agreement shall be the governing version.  Neither party shall be bound by any modification of this Agreement unless such modification is in writing and signed by an authorized representative of the party to be bound thereby.

15.12       Severability.  If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government, or by the final determination of any state or federal court, such invalidity shall not affect the enforceability of any other provision not held to be invalid.

15.13       Omissions.  Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder.  All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

15.14       Non-material Provisions.  Should any non-material provision of this Agreement be judicially declared invalid, unenforceable or void, such declaration shall not have the effect or invalidating or voiding the remainder of this Agreement, and the remaining provisions of this Agreement shall continue in full force and effect as if such invalid, unenforceable or void provision had not been included herein or therein.

15.15       Governing Law and Forum.  This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California.  Any settlement between the parties or judgment issued in arbitration may be enforced in any court having jurisdiction over the matter.

15.16       Arbitration.  All differences and disputes arising hereunder will be settled amicably between the parties in good faith.  If however, such disputes cannot be resolved to the full satisfaction of the both parties promptly but in any event not later than thirty (30) days from the time a complaint is notified from one party to the other, either party may seek Arbitration.

Any controversy, claim or dispute between the parties arising out of this Agreement shall be settled exclusively and finally by arbitration in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) except to the extent that the Rules conflict with the provisions of the Agreement. and excluding the 1980 United Nation Convention of contracts governing the International Sale of Goods.

15.17       Entire Agreement.  This Agreement and all Exhibits hereto constitute the entire understanding between INFOCUS and Flextronics for the sale and purchase of Products hereunder and supersede any prior communications, oral or written, relating to the subject matter hereunder.  A copy of such Exhibits is attached hereto.

15.18       All Exhibits A through H of this Agreement are hereby incorporated and made a part of this Agreement.

INFOCUS Corporation	Flextronics International Limited

By:	By:

Title:	Title:

Date:	Date:

ADDENDUM       to InFocus-Flextronics Manufacturing Agreement Dated

Addendum Effective Date:

Addendum Expiration Date:

WHEREAS, the Flextronics and InFocus, have entered into a Manufacturing Agreement (hereinafter called “Agreement”) that was originally effective the                             .

WHEREAS, both parties wish to create an addendum to the Agreement to cover a specific situation involving the manufacture of LP350s, (hereinafter Addendum).

THEREFORE, for valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.     PRE-ESTABLISHED TERMS

All terms and conditions of the Agreement remain in full force and effect and apply to this Addendum, unless specifically modified below.  In case of conflict between modification herein and the original Agreement, the terms and conditions of this Addendum will at all times take precedence over the original terms and conditions.

2.     AGREEMENT ADDITIONS.

1.     Flextronics will provide a final build of LP350s at a reduction of 50% on the Flextronics Value add portion.

2.     Flex is authorized to keep 100 LP350s for internal Flextronics consumptions.

3.     These units will come off the tail end of manufacturing of the LP350s.

4.     These units will be without InFocus Warranty.

5.     All accessories (ceiling mounts and travel cases) will be sold separately from the units and are purchasable from InFocus.

In Witness Whereof, each party’s duly authorized representative has executed this Addendum.

Flextronics	InFocus Corporation

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Spares Pricing

As acknowledged and agreed to on May 9, 2002 InFocus has expanded procurement of spares and accessories, therefore it has become necessary to refine the spares and accessories pricing model for specific higher cost items.  The following pricing model will become effective as of

Item	Production Status	Costing Model

LampAssys	IN	BOM cost, assembly * .

	OUT	Updated BOM cost, assembly * . Minimum order quantities will be enforced.

ECAs	IN	Current production quote model.

	OUT	Updated BOM cost, assembly and * .
Minimum Order Quantities will be enforced, and orders less * .

Power Supplies	IN	BOM cost plus * .

	OUT	Updated BOM * .

Engines &	IN	BOM cost, assembly (if applicable) and * .
Engine Assys
	OUT	Updated BOM cost, assembly (if applicable) and * .

The original spares and accessories pricing model outlined in the master agreement governs all other parts not specified hereto.

In Witness Whereof, each party’s duly authorized representative has executed this Addendum.

Flextronics	InFocus Corporation

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.